UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 12, 2005 (August 16, 2005)

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1735 Market Street, Philadelphia, PA 19103-7583

(Address of principal executive offices) (Zip Code)

(215) 977-3000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.	Entry into a Material Definitive Agreement

On August 12, 2005, Sunoco, Inc. (“Sunoco”) entered into an amended and restated five-year competitive advance and revolving credit facility agreement (the “Amended and Restated Credit Agreement”), by and among Sunoco, as Borrower; the lenders party thereto; JP Morgan Chase Bank, N.A., as Administrative Agent, Co-Lead Arranger and Joint Bookrunner; Bank of America, N.A., as Syndication Agent, Co-Lead Arranger and Joint Bookrunner; and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, Barclays Bank PLC, and Citibank, N.A., as Co-Documentation Agents. The Amended and Restated Credit Agreement amends and restates Sunoco’s $900 million five-year competitive advance and revolving credit agreement, dated as of June 25, 2004 (the “Pre-Restatement Credit Agreement”), with various lenders from time to time parties thereto, including among others, the administrative agent, syndication agent and co-documentation agents identified above as parties to the Amended and Restated Credit Agreement. The text of the Amended and Restated Credit Agreement is included as Exhibit 10.1 hereto. A copy of the Pre-Restatement Credit Agreement was filed with the SEC August 5, 2004, as Exhibit 10 to Sunoco’s quarterly report on Form 10-Q for the period ended June 30, 2004.

The Amended and Restated Credit Agreement amends the Pre-Restatement Credit Agreement, by extending the maturity date of the facility to August 12, 2010, and permits the Borrower to request, prior to each anniversary of the effective date, to extend the maturity date for an additional period of one year; provided, however, that there can be no more than three such extensions of the maturity date. The Amended and Restated Credit Agreement also permits the Borrower to increase the facility, up to an aggregate amount of $1.5 billion, if it can obtain increased commitments from existing lenders, or the addition of new lenders.

At the Borrower’s option, advances under the facility may take the form of revolving borrowings (comprised entirely of either alternate base rate loans, or Eurodollar loans), which are made by the lenders ratably in accordance with their respective commitments, and competitive loans (comprised entirely of either fixed rate loans, or Eurodollar loans), which are made by lenders in response to competitive bid requests from the Borrower. Eurodollar revolving loans bear interest at an adjusted LIBO Rate (calculated by multiplying the London Inter-bank Offered Rate by a specified statutory reserve rate), plus an applicable rate ranging from .225% to .800% (depending on the credit ratings for Sunoco’s senior unsecured long-term debt). These applicable rates have been reduced from the comparable rates under the Pre-Restatement Credit Agreement.

The Borrower will be charged a participation fee with respect to the participation of lenders in letters of credit. This fee accrues, at the Eurodollar revolving loan rate, on the average daily amount of such lender’s letter of credit exposure. In addition, the Borrower is charged a facility fee, at rates ranging from .075% to .200% (depending on the credit ratings for Sunoco’s senior unsecured long-term debt) on the daily amount of each lender’s commitment (whether used or unused). These rates have been reduced from the comparable rates under the Pre-Restatement Credit Agreement.

The foregoing brief description of the changes between the Amended and Restated Credit Agreement and the Pre-Restatement Credit Agreement is qualified in its entirety by reference to the Amended and Restated Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

10.1	Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of August 12, 2005, by and among Sunoco, Inc., as Borrower; the lenders party thereto; JP Morgan Chase Bank, N.A., as Administrative Agent; Bank of America, N.A., as Syndication Agent; and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, Barclays Bank PLC, and Citibank, N.A., as Co-Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO, INC.

By:	/s/ JOSEPH P. KROTT
Joseph P. Krott Comptroller

August 16, 2005

EXHIBIT INDEX

Exhibit Number	Exhibit

Exhibit 10.1	Amended and Restated Five-Year Competitive Advance and Revolving Credit Facility Agreement, dated as of August 12, 2005, by and among Sunoco, Inc., as Borrower; the lenders party thereto; JP Morgan Chase Bank, N.A., as Administrative Agent; Bank of America, N.A., as Syndication Agent; and The Bank of Tokyo-Mitsubishi, Ltd., New York Branch, Barclays Bank PLC, and Citibank, N.A., as Co-Documentation Agents.